A Special Meeting of Shareholders of the Activa Value Fund, a series of the Activa Mutual fund Trust (the “predecessor Fund’) was held on August 27, 2009. At the meeting the following matter was voted on by the predecessor Fund's Shareholders. Each vote reported represents one dollar of net asset value held on the record date of the meeting. The results of the Special Meeting of Shareholders are noted below.

Proposal 1

To approve an agreement and plan of reorganization and the transactions it contemplates, including the transfer of all the assets of the predecessor fund, Activa Value Fund, a series of the Activa Mutual Fund Trust, to the Activa Value Fund, a newly created series of Financial Investors Trust.

Proposal 1
Number of Votes
Fund	Record Date Votes	Affirmative	Against	Abstain	Total
Activa Value Fund	11,548,094	5,625,833	67,568	156,144	5,849,545
Percentage of Total Outstanding Votes
Fund	Affirmative	Against	Abstain	Total
Activa Value Fund	48.72%	0.59%	1.35%	50.66%
Percentage of Voted
Fund	Affirmative	Against	Abstain	Total
Activa Value Fund	96.18%	1.15%	2.67%	100.00%

The matters described below were submitted to a vote of shareholders of the Financial Investors  Trust (the “Trust”) on August 7, 2009, which is during the period covered by this report. On that date, however, the Fund’s shareholders were not shareholders of the Trust, and were not eligible to vote.

Proposal 1

To elect and re-elect the nominees specified below as Trustees of Financial Investors Trust:

		Number of Votes
Trustees	Record Date Votes	Affirmative	Withheld	Total
Mary K. Anstine	360,498,638	147,541,150	11,936,590	159,477,740
Jeremy W. Deems	360,498,638	147,538,926	11,938,814	159,477,740
John R. Moran, Jr.	360,498,638	147,532,444	11,945,296	159,477,740
Edmund J. Burke	360,498,638	147,541,440	11,936,300	159,477,740
Jerry G. Rutledge	360,498,638	147,542,846	11,934,894	159,477,740
Michael "Ross" Shell	360,498,638	147,544,998	11,932,742	159,477,740

	Percentage of Total Outstanding Votes
Trustees	Affirmative	Withheld	Total
Mary K. Anstine	40.93%	3.31%	44.24%
Jeremy W. Deems	40.93%	3.31%	44.24%
John R. Moran, Jr.	40.93%	3.31%	44.24%
Edmund J. Burke	40.93%	3.31%	44.24%
Jerry G. Rutledge	40.93%	3.31%	44.24%
Michael "Ross" Shell	40.93%	3.31%	44.24%
	Percentage of Voted
Trustees	Affirmative	Withheld	Total
Mary K. Anstine	92.52%	7.48%	100.00%
Jeremy W. Deems	92.51%	7.49%	100.00%
John R. Moran, Jr.	92.51%	7.49%	100.00%
Edmund J. Burke	92.52%	7.48%	100.00%
Jerry G. Rutledge	92.52%	7.48%	100.00%
Michael "Ross" Shell	92.52%	7.48%	100.00%

Proposal 2.A.1

To amend the Trust Instrument to permit the Board to liquidate the Trust without a shareholder vote:

Number of Votes
Trust	Record Date Votes	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	360,498,638	124,065,472	28,624,479	46,076	6,741,712	159,477,739

Percentage of Total Outstanding Votes
Trust	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	34.41%	7.94%	0.01%	1.87%	44.23%

Percentage of Voted
Trust	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	77.79%	17.95%	0.03%	4.23%	100.00%

Proposal 2.B

To amend the Trust Instrument to permit the Board to liquidate future Funds or Classes of the Trust whose registration statement shall become effective after the date of the Special Meeting of Shareholders, August 7, 2009, without a shareholder vote:

		Number of Votes
Trust	Record Date Votes	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	360,498,638	124,072,602	28,617,443	45,983	6,741,712	159,477,740

	Percentage of Total Outstanding Votes
Trust	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	34.42%	7.94%	0.01%	1.87%	44.24%

	Percentage of Voted
Trust	Affirmative	Against	Abstain	Broker Non-Vote	Total
Financial Investors Trust	77.80%	17.94%	0.03%	4.23%	100.00%